Exhibit 8.1

                                             Bryan Cave LLP

                                            November 13, 1995

Ferrellgas Partners, L.P.
One Liberty Plaza
Liberty, Missouri  64068



                                               Tax Opinion


Gentlemen:

     We have acted as special counsel to Ferrellgas Partners, L.P. (the "Partnership") in connection with the offering of up to 2,400,000 common units representing limited partner interests ("Common Units") in the Partnership pursuant to Post-Effective Amendment No. 1 on Form S-4 to the Registration Statement on Form S-1 of the Partnership relating to the Common Units (the "Registration Statement") filed with the Securities and Exchange Commission on or about November 13, 1995 (File No. 33-55185).

     All statements of legal conclusions contained in the discussion under the caption "Tax Considerations" in the prospectus included in the Registration Statement, unless otherwise noted reflect our opinion with respect to the matters set forth therein.

     In addition, based on the foregoing, we are of the opinion that the federal income tax discussion in the prospectus included in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner, included in such discussion, as to which we express no opinion).

     We hereby consent to the references to our firm and this opinion contained in the prospectus included in the Registration Statement.

                                                              Very truly yours,



                                                              Bryan Cave LLP

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